                                                                     EXHIBIT 2.5

                             TAX SHARING AGREEMENT

          This Tax Sharing Agreement (the "Agreement") sets forth the allocation and sharing arrangement with respect to federal, state, local and foreign taxes among Tele-Communications, Inc., a Delaware corporation ("TCI"), Liberty Media Corporation, a Delaware corporation that is a wholly owned subsidiary of TCI ("Liberty"), each other corporation that is a Subsidiary of Liberty (each, together with Liberty, the "Liberty Subgroup"), Tele-Communications International, Inc., a Delaware corporation that is a wholly owned subsidiary of TCI (but stock in which will in the near future be offered to the public for purchase) ("International"), each other corporation that is a Subsidiary of International (each, together with International, the "International Subgroup"), TCI Technology Ventures, Inc., a Delaware corporation that is a wholly owned subsidiary of TCI ("Technology"), each other corporation that is a Subsidiary of Technology, and each member of the WTCI Subgroup (each, together with Technology, the "Technology Subgroup"), TCI Communications, Inc., a Delaware corporation that is a wholly owned subsidiary of TCI ("TCIC") and each other corporation that is a Subsidiary of TCIC, other than any member of the WTCI Subgroup (each, together with TCIC, the "TCIC Subgroup") and TCI Cable Investments, Inc., a Delaware corporation that is a wholly owned subsidiary of TCI ("TCICI") and each other corporation that is a Subsidiary of TCICI (each, together with TCICI, the "TCICI Subgroup"). TCI is the common parent, and each member (a "Subgroup Member") of the Liberty Subgroup, the International Subgroup, the Technology Subgroup, the TCIC Subgroup and the TCICI Subgroup (each, a "Subgroup") is a member, of an

Affiliated Group (the "TCI Group") which files a consolidated federal income tax return pursuant to Section 1501 of the Code.

          A.  Definitions.  As used in this Agreement, the following terms
              -----------
shall have the following meanings:


          "Affiliated Group" has the meaning ascribed thereto in Section 1504(a) of the Code.

          "Alternative Minimum Tax" means the Tax imposed by Section 55 of the Code.

          "AMT Credit" means a credit against regular federal income tax under
Section 53 of the Code.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Effective Date" means July 1, 1995.

          "Federal Tax Benefit," as to any Subgroup Member, shall mean the amount determined with respect to such Subgroup Member under Section C.2. hereof, as adjusted pursuant to any other provision hereof.

          "Federal Tax Liability," as to any Subgroup Member, shall mean the amount determined with respect to such Subgroup Member under Section C.1. hereof, as adjusted pursuant to any other provision hereof.

          "Final Determination" means the final resolution of liability for any Tax for a taxable period, including any related interest and penalties, (i) pursuant to IRS Form 870-AD (or any successor form thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable agreement form under the laws of any state, local or foreign government or the rules or regulations of any state, local or foreign taxing authority, except that a Form 870-AD or comparable form that reserves the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination with respect to the items so reserved; (ii) by a decision, judgment, decree or other order by a court of competent jurisdiction, which has become final and nonappealable; (iii) by a closing agreement or offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of any state, local or foreign government or the rules or regulations of any state, local or foreign taxing authority; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, including any related interest or penalties, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing the Tax (including a refund or credit allowed as a result of the filing of an amended return); (v) by any other final disposition by reason of the expiration of the applicable statute of limitations; or (vi) by the occurrence of any event which the parties agree in writing is a Final Determination.

          "include" and derivatives thereof are used in an illustrative and not a limitative sense.

          "IRS" means the Internal Revenue Service.

          "Post-Deconsolidation Correlative Amounts" means all payments made pursuant to this Agreement which are not in settlement of a tax liability but are correlative thereto (e.g., interest, penalties, additions to tax, or costs of contesting a proposed adjustment under Section F.3. hereof) and which are neither paid nor accrued on or before the Deconsolidation Date (as defined below).

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

          "State or Local Tax Liability," as to any Subgroup, shall mean the amount determined with respect to such Subgroup under Section D.1. hereof, as adjusted pursuant to any other provision hereof.

          "Subsidiary," as to any Subgroup Parent, means any corporation that would be included in the Affiliated Group of which such Subgroup Parent would be the common parent if such Subgroup Parent were not a member of any other Affiliated Group, except that, for all purposes hereof, all members of the WTCI Subgroup shall be deemed to be Subsidiaries of Technology and not of TCIC.

          "Subgroup Parent" means each of Liberty, International, Technology, TCIC and TCICI.

          "Tax Benefit" means, as to any Subgroup Member, a Federal Tax Benefit of such Subgroup Member.

          "Tax Item" means any item of income, gain, loss, deduction or tax credit.

          "Tax Liability" means (i) as to any Subgroup Member, a Federal Tax Liability of such Subgroup Member, or (ii) as to any Subgroup, a State or Local Tax Liability of such Subgroup.

          "Tax Return" means any return, filing, questionnaire or other document required to be filed for a period with any taxing authority (whether domestic or foreign) in connection with any Taxes (whether or not a payment is required with respect to such filing).

          "Taxes" means all forms of taxation, whenever created or imposed, and whether by the United States or a foreign governmental entity, or by a local, municipal, governmental, tribal, state, federation or other body, and shall include income, sales, use, ad valorem, gross receipts, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, premium or property taxes, together with related interest, penalties and additions to tax, or additional amounts imposed by any taxing authority (domestic or foreign) upon the TCI Group or any Subgroup or any of their respective members or branches. Notwithstanding the foregoing, however, the term "Taxes" shall not include unclaimed property or escheat taxes.

          "TCI Unitary Group," means, as to any state or local taxing jurisdiction, the unitary or consolidated group of which TCI is the common parent and which is subject to state or local income Taxes in such jurisdiction.

          "WTCI" means Western Tele-Communications, Inc., a Delaware corporation.

          "WTCI Subgroup" means WTCI and any corporation that would be included in the Affiliated Group of which WTCI would be the common parent if WTCI were not a member of any other Affiliated Group.

     B.  Intercompany Accounts.
         ---------------------

          1.  Maintenance.  Beginning on the Effective Date, TCI shall establish
              -----------
and maintain a separate account between it and each Subgroup Parent (the "Intercompany Accounts"). As provided herein, the Intercompany Account for each Subgroup Parent shall be credited with any Tax Benefit attributable to such Subgroup Parent's Subgroup or any Subgroup Member thereof and shall be charged with any Tax Liability attributable to such Subgroup Parent's Subgroup or any Subgroup Member thereof.

          2.  Treatment at Deconsolidation.
              ----------------------------

          a. On the date that any Subgroup Parent ceases to be a member of the TCI Group (the "Deconsolidation Date"), TCI shall pay to such Subgroup Parent an amount equal to any credit balance in the Intercompany Account attributable to such Subgroup Parent, and such Subgroup Parent shall pay to TCI an amount equal to any debit balance in such Intercompany Account, after which payment such Intercompany Account shall be closed.

          b. At such time as TCI has prepared all the Tax Returns for all taxable periods and portions thereof ending on or before the Deconsolidation Date as to any Subgroup Parent, and in any event within 180 days after the Deconsolidation Date, (x) TCI shall pay such Subgroup Parent any net amount that would have been credited hereunder to the Intercompany Account of such Subgroup Parent after the Deconsolidation Date had such Subgroup Parent continued to be a member of the TCI Group and (y) such Subgroup Parent shall pay TCI any net amount that would have been debited hereunder to the Intercompany Account of such Subgroup Parent after the Deconsolidation Date had such Subgroup Parent continued to be a member of the TCI Group. Any such amounts becoming due or owing hereunder after the Deconsolidation Date shall be settled in cash as between such Subgroup Parent and TCI.

     C.  Federal Income Taxes.
         --------------------

          1.  Federal Tax Liability.  For each taxable year or part thereof
              ---------------------
ending after the Effective Date that a Subgroup Member is a member of the TCI Group, the Federal Tax Liability of such Subgroup Member shall be equal to the sum of:

          a. The amount by which (i) the product of (x) the amount of taxable income attributable to such Subgroup Member for such period calculated, in accordance with

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

Treasury Regulations section 1.1552-1(a)(1)(ii), as though such Subgroup Member were required to file a separate corporate federal income tax return pursuant to the Code for such period multiplied by (y) the maximum corporate federal income tax rate in effect for such taxable year or part thereof exceeds (ii) the amount of tax credits attributable to such Subgroup Member (whether attributable to such taxable year or part thereof or carried to such taxable year or part thereof from another taxable year) that are actually utilized by the TCI Group to reduce its consolidated federal income tax liability for such period; plus

          b. The product of (x) the amount of modified alternative minimum taxable income, within the meaning of Section 59A(b) of the Code, attributable to such Subgroup Member for such period calculated, in accordance with Treasury Regulations section 1.1552-1(a)(1)(ii), as though such Subgroup Member were required to file a separate corporate federal income tax return for such period multiplied by (y) the statutory rate set forth in Section 59A(a) of the Code.

          2.  Federal Tax Benefit.  For each taxable year or part thereof ending
              --------------------
after the Effective Date that a Subgroup Member is a member of the TCI Group, the Federal Tax Benefit of such Subgroup Member shall be equal to the sum of:

          a. The product of (i) the amount of taxable loss attributable to such Subgroup Member (whether attributable to such taxable year or part thereof or carried to such taxable year or part thereof from another taxable year) and actually used by the TCI Group during such taxable year or part thereof to reduce its consolidated federal income tax liability, calculated in accordance with Treasury Regulations section 1.1552-1(a)(1)(ii) (without regard to the last sentence thereof), as though such Subgroup Member were required to file a separate corporate

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

federal income tax return pursuant to the Code for such period, multiplied by
(ii) the maximum corporate federal income tax rate in effect during such taxable year or part thereof; plus

          b. The product of (x) the amount by which zero exceeds the alternative minimum taxable income, within the meaning of Section 56(d) of the Code, attributable to such Subgroup Member for such period and used by the TCI Group to reduce its consolidated modified alternative taxable income (within the meaning of Section 59A(b) of the Code), such alternative minimum taxable income to be calculated, in accordance with Treasury Regulations section 1.1552-1(a)(1)(ii) (without regard to the last sentence thereof), as though such Subgroup Member were required to file a separate corporate federal income tax return for such period, multiplied by (y) the statutory rate set forth in
Section 59A(a) of the Code.

          3.  Alternative Minimum Tax and AMT Credit.  For each taxable year or
              ---------------------------------------
portion thereof that a Subgroup Member is a member of the TCI Group, the Federal Tax Liability and Federal Tax Benefit of such Subgroup Member shall be computed without regard to the Alternative Minimum Tax and the AMT Credit, and the Alternative Minimum Tax shall be paid by, and any tax benefit attributable to the AMT Credit shall be reserved to, TCI.

          4.  Time of Determination; Credits and Charges to the Intercompany
              --------------------------------------------------------------
Accounts.  The estimated Federal Tax Benefit and Federal Tax Liability of each
---------
Subgroup Member shall be calculated by TCI as promptly as practicable after the close of each calendar quarter in each taxable year, and the appropriate credits or charges made to the Intercompany Accounts. As soon as practicable after the close of each taxable year, TCI shall determine the final Federal Tax Benefit or final Federal Tax Liability of such Subgroup Member for such taxable year and shall:

          a. credit the Intercompany Account of the Subgroup Parent of such Subgroup Member with the amount by which:

          (1) such final Federal Tax Benefit for such taxable year exceeds the aggregate credits for estimated Federal Tax Benefits made to such Intercompany Account with respect to such Subgroup Member for such taxable year, or

          (2) the aggregate charges for estimated Federal Tax Liability made to such Intercompany Account with respect to such Subgroup Member for such taxable year exceed such final Federal Tax Liability for such taxable year; and

          b. charge the Intercompany Account of the Subgroup Parent of such Subgroup Member with the amount by which:

          (1) the aggregate credits for estimated Federal Tax Benefits made to such Intercompany Account with respect to such Subgroup Member for such taxable year exceed such final Federal Tax Benefit for such taxable year; or

          (2) such final Federal Tax Liability for such taxable year exceeds the aggregate charges for estimated Federal Tax Liability made to such Intercompany Account with respect to such Subgroup Member for such taxable year.

For purposes of this Section C.4., for the first two calendar quarters of 1995, the Intercompany Account of each Subgroup Parent shall be deemed to have been credited or charged, as the case may be, with the estimated Federal Tax Benefit or Federal Tax Liability for which each member of such Subgroup Parent's Subgroup was credited or charged with respect to such calendar quarters in connection with the preparation of the financial statements of such Subgroup Member for such calendar quarters.

          5.  Filings and Procedural Matters.
              ------------------------------

          a. TCI shall continue to prepare and file all federal income Tax Returns (the "TCI Consolidated Returns") which are required to be filed by the TCI Group for all periods and will pay all Taxes shown as due thereon. The costs of such preparation and filing shall be allocated among and paid by the Subgroup Parents in accordance with TCI's policy of allocating corporate general and administrative costs among the Subgroups. Such returns shall include all Tax Items of the Subgroup Members for all tax periods or portions thereof ending on or before the Deconsolidation Date with respect to such Subgroup Members.
TCI will make all decisions relating to the preparation and filing of such returns. Each Subgroup Member whose Tax Items are includable in any such return shall, upon the request of TCI, consent to be included in the TCI Consolidated Return on any form as may be prescribed for such consent.

          b. So as to enable TCI to prepare accurately and completely the TCI Consolidated Returns and in order to provide for accurate financial reporting, for tax periods or portions thereof ending on or before the Deconsolidation Date as to any Subgroup Parent, such Subgroup Parent shall provide such information with respect to Taxes (including forecasts, projections and tax accruals) as TCI
may reasonably request.   Each Subgroup Parent shall bear all costs and expenses
of preparation and submission of such information, including accountants' and attorneys' fees.

          c. TCI may claim the benefit for federal income tax purposes of any net operating loss or other tax benefit carryback resulting from a loss or tax benefit incurred by any Subgroup Member for any taxable period after the Deconsolidation Date of such Subgroup Member, provided that TCI pays to such Subgroup Member the amount of any refund of Taxes resulting from such net operating loss or other tax benefit carryback, together with the interest received in respect of such refund, promptly after receipt thereof from the IRS. However, with respect to any such net operating loss or other tax benefit that is attributable to a taxable period of a Subgroup Member after the Deconsolidation Date with respect to such Subgroup Member and as to which such Subgroup Member has the option to waive its right to carry such net operating loss or other tax benefit back, such Subgroup Member shall exercise such option and elect to carry such net operating loss or other tax benefit forward unless either (x) TCI requests such Subgroup Member not to exercise such option and instead to carry such net operating loss back to a period prior to the Deconsolidation Date with respect to such Subgroup Member or (y) TCI consents in writing to the failure of such Subgroup Member to exercise such option to waive such carryback period. If such Subgroup Member fails to exercise any such option to waive the right to carry back any such net operating loss or other tax benefit without such a request or consent from TCI, TCI shall not be obligated to compensate such Subgroup Member for any benefit that TCI may receive from such net operating loss or other tax benefit.

          d. In the event that, after the Deconsolidation Date as to any Subgroup Member, such Subgroup Member receives any benefit from an AMT Credit attributable to any period ending on or before such Deconsolidation Date (by way of reduction in federal income tax liability or otherwise), such Subgroup Member shall promptly pay to TCI the amount of such benefit plus any associated interest thereon. Notwithstanding anything to the contrary herein, the provisions of this Section C.5.d. shall survive the termination of this Agreement.

     D.  State or Local Taxes.
         ---------------------

          1.  State or Local Tax Liability.  For each taxable year or portion
              -----------------------------
thereof ending after the Effective Date that a Subgroup Parent is a member of the TCI Group, the State or Local Tax Liability of the Subgroup of such Subgroup Parent shall be equal to the product of:

          a. the sum of the state and local income and franchise taxes attributable to those jurisdictions in which the TCI Unitary Group is liable for state or local income or franchise taxes with respect to the operations of any Member of such Subgroup on a unitary, consolidated or nexus combination basis, multiplied by

          b. a fraction, (x) the numerator of which is the aggregate amount of such tax that is attributable to such Subgroup in such jurisdictions, determined without regard to any other Subgroup, as though such Subgroup were required to file either a unitary, consolidated or nexus combination corporate income or franchise tax return in such jurisdictions for such taxable year or portion thereof, and (y) the denominator of which is the sum of all such amounts determined with respect to all the Subgroups.

          2.  State or Local Tax Attributes.  In calculating the amounts
              ------------------------------
referred to in Section D.1. above, each Subgroup will calculate state and local net operating losses and other state and local tax attributes to which its Subgroup Members are entitled as of the Effective Date. For each taxable year or portion thereof ending after the Effective Date that a Subgroup Parent is a member of the TCI Group, the amounts referred to in Section D.1. shall be calculated by taking into account the utilization of such tax attributes as though the Subgroup actually filed returns as described in such Section without regard to the actual filings of the TCI Group. If any Subgroup or Subgroup Member ceases to be a member of the TCI Group, no adjustments shall be made to account for differences between the tax attributes utilized in the calculations made pursuant to Section D.1. and the Tax Returns actually filed by the TCI Group.

          3.  Time of Determination; Credits and Charges to the Intercompany
              --------------------------------------------------------------
Accounts.  To the extent required for financial statement purposes, the
---------
estimated State or Local Tax Liability of each Subgroup shall be calculated by TCI after the close of each calendar quarter in each taxable year, and the appropriate credits or charges made to the Intercompany Accounts. As soon as practicable after the close of each taxable year, TCI and the Subgroup Parent of such Subgroup shall cooperate together to determine the final State or Local Tax Liability of such Subgroup and shall:

          a. credit the Intercompany Account of such Subgroup Parent with the amount by which the aggregate charges for estimated State or Local Tax Liability made to such Intercompany Account with respect to such Subgroup for such taxable year exceed such final State or Local Tax Liability for such taxable year; and

          b. charge the Intercompany Account of such Subgroup Parent with the amount by which such final State or Local Tax Liability for such taxable year exceeds the aggregate charges for estimated State or Local Tax Liability made to such Intercompany Account with respect to such Subgroup for such taxable year.

          4.  Filings and Procedural Matters.
              ------------------------------

          a. For all tax periods or portions thereof ending on or before the Deconsolidation Date as to any Subgroup Member, TCI shall prepare and file all unitary, consolidated, nexus combination or separate state or local income or franchise Tax Returns which are required by law to be filed which include both any Tax Item of such Subgroup Member and any Tax Item of either any member of a different Subgroup or any member of the TCI Group that is not a Subgroup Member. TCI shall pay all Taxes shown as due on such returns (including those for which any Subgroup Member may be liable). Each Subgroup Member whose Tax Items are included in any such unitary, consolidated, nexus combination or separate state or local income Tax Return shall agree to be included on such return on any form as may be prescribed for such consent if such consent is requested, and the costs of preparing and filing such Tax Returns shall be allocated among the Subgroup Members whose Tax Items are included therein in accordance with TCI's policy for allocating corporate general and administrative costs. TCI shall prepare and file on behalf of and at the cost and expense of each Subgroup Member all other state and local income and franchise Tax Returns required to be filed with respect to such Subgroup Member. Such Subgroup Member shall pay all taxes reportable on such returns.

          b. So as to enable TCI accurately and completely to prepare all state and local income and franchise Tax Returns which it will file and in order to provide for accurate financial reporting, each Subgroup Member shall prepare and submit to TCI such information with respect to Taxes (including forecasts, projections and tax accruals) as TCI may reasonably request.

          E.  Foreign Income Taxes.  TCI shall prepare and file or shall cause
              ---------------------
to be filed all foreign income or franchise Tax Returns which are required to be filed for all members of the TCI Group and each member of the TCI Group will pay all Taxes shown as due on any such Tax Return that is thus prepared and filed on its behalf. Each Subgroup Member shall bear the costs of preparing and filing such Tax Returns on its behalf in accordance with TCI's policy for allocating corporate general and administrative costs.

          F.  Subsequent Adjustment of Tax Liability.
              ---------------------------------------

          1.  Federal, State, Local and Foreign Taxes - In General.  As provided
              -----------------------------------------------------
in this Section F, each Subgroup or Subgroup Member, as the case may be, shall indemnify the TCI Group from any and all federal, state, local or foreign tax liability resulting from any Final Determination which adjusts any Tax Item of such Subgroup or Subgroup Member for any tax period or portion thereof that ends after the Effective Date and on or before the Deconsolidation Date as to such Subgroup or Subgroup Member, including any interest, penalties or additions to tax attributable thereto (and all reasonable out-of-pocket costs incurred by the TCI Group in connection with the assessment or collection thereof), provided, however, that in the case of any member of the TCIC Subgroup or the TCICI Subgroup, this sentence shall apply to any tax period or portion thereof that ends on or before the Deconsolidation Date as to such member regardless of whether such tax period ends before or after the Effective Date. As provided herein, for any tax period or portion thereof ending after the Effective Date and on or before the Deconsolidation Date as to any Subgroup or Subgroup Member, such Subgroup or Subgroup Member shall be entitled to the benefit of all refunds of federal, state, local or foreign taxes, and all interest attributable thereto, resulting from any Final Determination which (x) adjusts any Tax Item of such Subgroup or Subgroup Member, or (y) causes a tax benefit that is attributable to such Subgroup or Subgroup Member to be utilized by another Subgroup or Subgroup Member, provided, however, that in the case of any member of the TCIC Subgroup or the TCICI Subgroup, this sentence shall apply for any tax period or portion thereof that ends on or before the Deconsolidation Date as to such member, regardless of whether such tax period ends before or after the Effective Date. TCI shall indemnify each Subgroup Member from any increase in federal, state, local or foreign tax liability, including interest, penalties or additions to tax attributable thereto (and all reasonable out-of-pocket costs incurred by such Subgroup Member in connection with the assessment or collection thereof), other than any such amount for which such Subgroup Member is responsible as provided above in this Section F.1., and TCI shall be entitled to all refunds and interest attributable thereto other than any such refunds or interest to which such Subgroup Member is entitled as provided in this Section F.1.

          2.  Determination of Indemnification Amounts.  If any Final
              -----------------------------------------
Determination results in an adjustment to any Tax Item of any Subgroup or Subgroup Member, as the case may be, for any tax period or portion thereof ending on or before the Deconsolidation Date as to such Subgroup or Subgroup Member (and, in the case of a Subgroup Member other than a member of the TCIC Subgroup or the TCICI Subgroup, ending after the Effective Date), and such adjustment would affect the tax benefit or tax liability of such Subgroup or Subgroup Member, such tax benefit or tax liability shall be redetermined, in accordance with any applicable provision hereof, to give effect to such adjustment, as if it had been made as part of or reflected in the Tax Return (or other tax calculation) to which such tax benefit or tax liability relates. Such Subgroup or Subgroup Member shall pay to TCI (or, if such Subgroup or Subgroup Member is at such time a member of the TCI Group, the Intercompany Account of the Subgroup Parent of such Subgroup or Subgroup Member shall be charged with)
(a) any excess of such tax benefit as originally computed over such tax benefit as determined pursuant to such recomputation, (b) any excess of such tax liability as determined pursuant to such recomputation over such tax liability as originally computed, and (c) the amount of any interest, penalties, additions to tax or expenses (as described in Section F.1.) which are paid by any member of the TCI Group other than such Subgroup Member (or a member of the same Subgroup as such Subgroup Member) with respect to such adjustment. Any amount payable by a

Subgroup or a Subgroup Member to TCI (or charged to the Intercompany Account of the appropriate Subgroup Parent) pursuant to this Section F.2. shall be reduced to reflect any amount paid directly by such Subgroup or Subgroup Member to any government or taxing authority to satisfy the increased tax liability taken into account in computing such payment. TCI shall pay to each Subgroup or Subgroup Member, as the case may be (or, if such Subgroup or Subgroup Member is at such time a member of the TCI Group, the Intercompany Account of the Subgroup Parent of such Subgroup or Subgroup Member shall be credited with) (a) any excess of such tax benefit as determined pursuant to such recomputation over such tax benefit as originally determined, (b) any excess of such tax liability as originally computed over such tax liability as determined pursuant to such recomputation, and (c) the amount of any interest received by any member of the TCI Group (other than such Subgroup Member or a member of the same Subgroup as such Subgroup Member) from any government or taxing authority with respect to such amount, provided that such payment (or credit to an Intercompany Account) shall be reduced by the amount of any refund of tax received directly from any government or taxing authority by such Subgroup or Subgroup Member with respect to such adjustment.

          3.  Contests.  The defense of proceedings for the assessment as to any
              ---------
taxable period or portion thereof ending on or before the Deconsolidation Date as to any Subgroup or Subgroup Member of any Tax deficiencies and the prosecution of any proceedings for the assertion of any refund claims which arise with respect to or which relate to any member of the TCI Group, whether or not attributable to such Subgroup or Subgroup Member, and regardless of whether such tax period or portion thereof occurs before or after the Effective Date, shall be conducted by TCI in such manner, including through deferral, compromise or settlement, as TCI in its sole discretion shall determine, provided that TCI will consult with and keep any affected Subgroup or Subgroup Member informed of the status of such matters and TCI will not compromise or settle any assessment for which such Subgroup or Subgroup Member would have an indemnification obligation hereunder or any tax refund claim attributable to such Subgroup or Subgroup Member without the consent of such Subgroup or Subgroup Member, as the case may be, which shall not be unreasonably withheld. If any Subgroup or Subgroup Member shall consent to any proposed compromise or settlement, then such Subgroup or Subgroup Member as a consequence waives any and all present and future claims against TCI relating to such compromise or settlement between TCI and the IRS or other taxing authority, regardless of whether such compromise or settlement allegedly improperly causes an overstatement of the liability of such Subgroup or Subgroup Member to TCI or another member of the TCI Group, or whether such Subgroup or Subgroup Member could have reached a more favorable agreement with the IRS or other taxing authority on a separate company basis. If any affected Subgroup or Subgroup Member shall not consent to such compromise or settlement, TCI shall renegotiate such agreement, in cooperation with such Subgroup or Subgroup Member, and at the expense of such Subgroup or Subgroup Member. Any compromise or settlement which results from such renegotiation will not be entered into without the consent of both TCI and such Subgroup or Subgroup Member. TCI will bear all costs and expenses associated with the defense of such deficiency proceedings or the prosecution of such refund claims, except that the affected Subgroup or Subgroup Member shall bear the portion, if any, of such costs and expenses provided for in Section F.1. hereof. TCI and such Subgroup or Subgroup Member will execute and deliver such waivers, consents, petitions, refund claims, complaints, powers of attorney and other documents which may be necessary or appropriate in connection with the defense, prosecution or resolution of any such proceedings for assessment of income tax deficiencies or refund claims.

          G.  Taxes Other Than Income Taxes.  Except as provided in Section E
              ------------------------------
above or the next succeeding sentence, each Subgroup Member shall file all tax returns and reports related to, shall defend all audits and investigations related to, shall pay, and shall indemnify the other members of the TCI Group from, all Taxes, other than income taxes, attributable to such Subgroup Member for all periods before the Deconsolidation Date as to such Subgroup Member, regardless of whether such period occurs before or after the Effective Date, including any expenses incurred by any member of the TCI Group (including reasonable accountants' and attorneys' fees) in connection therewith. Notwithstanding the foregoing, so long as any Subgroup Member is a member of the TCI Group, TCI shall (x) prepare and file all real property, ad valorem and similar Tax Returns for such Subgroup Member and (y) provide such assistance as such Subgroup Member may reasonably request with respect to audits of sales and use taxes. TCI shall pay or cause to be paid, and shall indemnify each Subgroup Member from, all Taxes, other than income taxes, attributable to the members of the TCI Group (other than any member of the same Subgroup as such Subgroup Member) for all periods before the Deconsolidation Date as to such Subgroup Member, regardless of whether such periods occur before or after the Effective Date, including any expenses incurred by such Subgroup Member (including reasonable accountants' and attorneys' fees) in connection therewith. Unclaimed property and escheat taxes shall be borne by the Subgroup Member whose operations give rise to the liability therefor.

          H.  Administrative Provisions.
              --------------------------

          1.  Cooperation and Exchange of Information.  TCI and each Subgroup
              ----------------------------------------
Member will provide each other with such cooperation and information as either of them may reasonably request of the other in filing any Tax Return, amended return or claim for refund, determining a liability for Taxes or a right to refund of Taxes, in conducting any audit or other proceeding in respect of Taxes or in preparing any financial statement information concerning or relating to Taxes, including any accrual of Taxes required for financial statement purposes. Such cooperation shall include providing copies of all relevant Tax Returns, together with all accompanying schedules and related workpapers, computerized tax database, documents relating to rulings or other determinations by taxing authorities, and records concerning the ownership and tax basis of property, which any party hereto may possess. Each party shall make its employees available to any other party hereto on a mutually convenient basis to provide explanations of any documents or information requested hereunder. Except as otherwise provided in the Agreement, any party requesting assistance hereunder shall reimburse any party providing such assistance for any reasonable out-of-pocket costs incurred in providing any Tax Return, document or other written information, upon receipt of reasonable documentation of such costs. Each party hereto will retain all returns, schedules and workpapers, and all material records or other documents relating thereto, until the expiration of the statute of limitations (including extensions) for the taxable years to which such returns and other documents relate and, unless such Tax Returns and other documents are offered to the other parties hereto, until the final determination of any payments which may be required in respect of such years under this Agreement. Any information obtained under this Section shall be kept confidential, except as may be otherwise necessary in connection with the filing of returns or claims for refund or in conducting any audit or other proceeding.

          2.  Meaning of Receipt or Reduction.  Any reference in this Agreement
              --------------------------------
to the receipt by a party of an amount, or a reduction in a tax liability of a party or interest with respect thereto shall (except where the context indicates to the contrary) include any offset or credit against any other tax liability of such party, and shall be deemed to have been received or refunded at the time such other tax liability (or interest thereon) would otherwise have been due.

          3.  Character and Effect of Payments.  All amounts paid pursuant to
              ---------------------------------
this Agreement by one party to another, including all payments in discharge of an outstanding balance in an Intercompany Account, shall be treated by the parties for all Tax purposes as non-taxable recoveries of capital in the nature of intercompany settlements of liabilities existing on or before the Deconsolidation Date, other than Post-Deconsolidation Correlative Amounts. With respect to Post-Deconsolidation Correlative Amounts or if, notwithstanding such treatment by the parties, as a result of a Final Determination the federal, state, local or foreign income tax liability of any party hereto shall be increased as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, as adjusted, reduced by the amount of all income taxes payable with respect to the receipt thereof (but taking into account all correlative tax benefits resulting from the payment of such income taxes), shall equal the amount of the payment which the party receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

          4.  Entire Agreement; Termination of Prior Agreements.  This Agreement
              --------------------------------------------------
constitutes the entire agreement among the parties concerning the subject matter hereof and supersedes all other agreements, whether or not written, in respect of any Tax between or among any of the Subgroup Members and TCI. All such agreements are hereby cancelled (to the extent not incorporated herein) and any rights or obligations existing thereunder are hereby fully and finally settled without any payment by any party thereto. This Agreement may not be amended except by an agreement in writing, signed by the parties hereto.

          5.  Effective Date.  This Agreement is effective as of the Effective
              ---------------
Date. The parties stipulate that the Intercompany Accounts had zero balances as of the Effective Date; however, certain other intercompany account balances remain outstanding as between TCI, TCIC and TCICI. In addition, the parties acknowledge that, as of the Effective Date but subject to Section F, no credits or charges to the Intercompany Accounts are necessary to account for tax benefits or tax liabilities for any periods through and including the second calendar quarter of 1995. This Agreement shall continue in effect until otherwise agreed in writing by TCI and the Subgroup Parents.

          6.  Notices.  All notices, requests, demands and other communications
              --------
to any party hereunder shall be in writing and shall be duly given if delivered and mailed (registered or certified mail, postage prepaid, return receipt requested) to the address set forth below or such other address as any party shall give written notice to the other:

          If to TCI:

          Tele-Communications, Inc.
          Terrace Tower II
          5619 DTC Parkway
          Englewood, Colorado 80111-3000

          Attention:  Colin Stoner

          If to a member of the Liberty Subgroup:

          Liberty Media Corporation
          Terrace Tower II
          5619 DTC Parkway
          Englewood, Colorado 80111-3000

          Attention:  Robert Bennett

          If to a member of the International Subgroup:

          Tele-Communications International, Inc.
          Terrace Tower II
          5619 DTC Parkway
          Englewood, Colorado 80111-3000

          Attention:  Graham Hollis

          If to a member of the TCIC Subgroup:

          TCI Communications, Inc.
          Terrace Tower II
          5619 DTC Parkway
          Englewood, Colorado 80111-3000

          Attention:  Bernard Schotters

          If to a member of the TCICI Subgroup:

          TCI Cable Investments, Inc.
          Terrace Tower II
          5619 DTC Parkway
          Englewood, Colorado 80111-3000

          Attention:  Bernard Schotters

          If to a member of the Technology Subgroup:

          TCI Technology Ventures, Inc.
          Terrace Tower II
          5619 DTC Parkway
          Englewood, Colorado 80111-3000

          Attention:  David Boileau

          7.  Resolution of Disputes.  Any disputes between any parties hereto
              -----------------------
concerning the calculation of amounts, allocation or attribution of costs or of any Tax or Tax Item or similar accounting matters shall be resolved by a nationally recognized public accounting firm selected by the parties involved in such dispute, whose fees and expenses shall be shared by such parties.

          8.  Application to Present and Future Subsidiaries.  This Agreement is
              -----------------------------------------------
being entered into by TCI, Liberty, International, Technology, TCIC and TCICI on behalf of themselves and each of their respective subsidiaries. This Agreement shall constitute a direct obligation of each Subgroup Member and of each member of the TCI Group that is not a Subgroup Member, and shall be deemed to have been adopted and affirmed on behalf of any corporation which becomes a Subgroup Member or a member of the TCI Group other than a Subgroup Member. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling any of the corporations bound hereby.

          9.  Comprehensive Settlement.  Following the expiration of the statute
              -------------------------
of limitations for all taxable years ending before the Deconsolidation Date, and for the taxable year which includes the Deconsolidation Date, of a Subgroup Parent which ceases to be a member of the TCI Group and each member of the TCI Group that is not a member of such Subgroup Parent's Subgroup, under every federal, state, local, or foreign Tax law under which such corporation may have a material liability for such years, the parties hereto shall each, if requested by one of the others, agree to negotiate in good faith in an effort to reach an appropriate settlement of all of the then remaining obligations of such Subgroup Parent and its Subsidiaries under this Agreement.

          10.  Governing Law.  This Agreement shall be governed by the laws of
               --------------
the State of Delaware without regard to the principles of conflicts of laws thereof.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                  TELE-COMMUNICATIONS, INC.

                                  By:  /s/ Stephen M. Brett
                                       ----------------------------------

                                  LIBERTY MEDIA CORPORATION

                                  By:  /s/ Peter Barton
                                       ----------------------------------

                                  TELE-COMMUNICATIONS INTERNATIONAL, INC.

                                  By:  /s/ Graham Hollis
                                       ----------------------------------

                                  TCI COMMUNICATIONS, INC.

                                  By:  /s/ Barney Schotters
                                       ----------------------------------

                                  TCI CABLE INVESTMENTS, INC.

                                  By:  /s/ Barney Schotters
                                       ----------------------------------

                                  TCI TECHNOLOGY VENTURES, INC.

                                  By:  /s/ David Boileau
                                       ----------------------------------